Exhibit 23.J(1)


CONSENT  OF  INDEPENDENT   REGISTERED  PUBLIC  ACCOUNTING  FIRM

The Nottingham Investment Trust II (comprising the The Brown Capital Management Mid-Cap Fund, The Brown Capital Management Small Company Fund, The Brown Capital Management Balanced Fund, The Brown Capital Management Equity Fund, The Brown Capital Management International Equity Fund and EARNEST Partners Fixed Income Trust): We consent to the use in Post-Effective Amendment No. 48 to Registration Statement Nos. 33-37458 and 811-06199 on Form N-1A of our reports dated April 29, 2005, appearing in the March 31, 2005 Annual Reports to Shareholders, which are incorporated by reference in the Statement of Additional Information, which is incorporated by reference in the Prospectuses which are parts of such Registration Statement, and to the references to us under the caption "Financial Highlights" in the Prospectuses.

/s/ Deloitte & Touche LLP

New York, New York
May 27, 2005